UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

LL FLOORING HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

F9 INVESTMENTS, LLC

THOMAS D. SULLIVAN

JOHN JASON DELVES

JILL WITTER

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY COPY SUBJECT TO COMPLETION

Dated May 20, 2024

2024 Annual Meeting of Stockholders of

LL Flooring Holdings, Inc.

PROXY STATEMENT

OF

THE F9 GROUP

PLEASE VOTE THE ENCLOSED GOLD PROXY CARD FROM F9 TODAY—BY SIGNING, DATING AND RETURNING THE GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED

IMPORTANT

[•], 2024

To Our Fellow LL Stockholders:

This proxy statement (this “Proxy Statement”) and the enclosed GOLD proxy card are being furnished to stockholders of LL Flooring Holdings, Inc. (“LL” or the “Company”) in connection with the solicitation of proxies by Thomas D. Sullivan and F9 Investments, LLC, a Florida limited liability company that is wholly-owned by Mr. Sullivan (“F9”), and various of their affiliates and other related persons,1 to be used at the 2024 annual meeting of stockholders of LL, including any adjournments or postponements thereof and any special meeting held in lieu thereof (the “2024 Annual Meeting”). This Proxy Statement and the enclosed GOLD proxy card are first being furnished to stockholders on or about [•], 2024.

According to the Company’s preliminary proxy statement filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2024 (the “Company’s Proxy Statement”), the 2024 Annual Meeting will be held on July 10, 2024, beginning at 11:00 a.m. Eastern Time, at 4901 Bakers Mill Lane, Richmond, Virginia. In order to attend the virtual 2024 Annual Meeting, you must be a stockholder on the Record Date (as defined below).

THIS SOLICITATION IS BEING MADE BY THE F9 GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY OR JERALD HAMMANN

We are soliciting your proxy for the 2024 Annual Meeting in respect of the following matters:

1.

Election of Thomas D. Sullivan, John Jason Delves and Jill Witter (collectively, the “F9 Nominees”) to serve as directors of the Company to hold office until the 2027 annual meeting of stockholders, or until their successors are duly elected and qualified (“Proposal 1”);

2.	Consideration of an advisory vote to approve executive compensation (“Proposal 2”);

3.

Consideration of the Company’s proposal to approve an amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Formation”) to declassify the Board of Directors of the Company (“Proposal 3”);

4.	Consideration of the Company’s proposal to approve an amendment and restatement of the Certificate of Incorporation to increase the number of shares authorized for issuance (“Proposal 4”);

5.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 (“Proposal 5”); and

6.

Stockholder proposal, if properly presented at the 2024 Annual Meeting, to amend the Company’s Second Amended and Restated Bylaws (the “Bylaws”) to permit stockholders holding at least 10% of the outstanding shares of common stock to call a stockholder meeting (“Proposal 6”).

Except as set forth in this Proxy Statement, the F9 Group is not aware of any other matter to be considered at the 2024 Annual Meeting. However, if the F9 Group learns of any other proposals made at a reasonable time before the 2024 Annual Meeting, the F9 Group will either supplement this Proxy Statement and provide stockholders with an opportunity to vote by proxy directly on such matters or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the GOLD proxy card solicited by the F9 Group will vote such proxies, to the extent authorized by Rule 14a-4(c)(3) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), in their discretion with respect to such matters.

[1]

Such affiliates and other related persons include John Jason Delves and Jill Witter, each a citizen of the United States of America (the foregoing, together with Mr. Sullivan and F9, the “F9 Group” or the “Participants”).

According to the Company’s Proxy Statement, the record date for determining stockholders entitled to notice of and to vote at the 2024 Annual Meeting is May 21, 2024 (the “Record Date”). The Company has not yet disclosed the number of outstanding shares of capital stock of the Company entitled to vote at the 2024 Annual Meeting as of the Record Date. Once the Company publicly discloses the number of shares of capital stock of the Company outstanding as of the Record Date, the F9 Group intends to supplement this Proxy Statement with such information and file revised definitive materials with the SEC. Stockholders of record at the close of business on the Record Date will be entitled to vote at the 2024 Annual Meeting. According to the Company’s Proxy Statement, as of May 8, 2024, there were 30,655,801 shares of common stock, par value $0.01, of the Company (the “Shares”) outstanding. Each Share has one vote.

As of the date of this Proxy Statement, the Participants beneficially own an aggregate of 2,713,007 Shares, representing approximately 8.85% of the Company’s outstanding Shares (based on information disclosed in the Company’s Proxy Statement regarding the number of outstanding Shares).

The F9 Group is seeking your proxy to vote “FOR” the election of each of the F9 Nominees, Thomas D. Sullivan, John Jason Delves and Jill Witter, to “WITHHOLD” on each of Douglas T. Moore, Ashish Parmer and Nancy M. Taylor (the “Company Nominees”) and Jerald Hammann (the “Hammann Nominee”), and to vote “AGAINST” Proposal 2, “FOR” Proposal 3, “AGAINST” Proposal 4 and “FOR” Proposal 5. The F9 Group makes no recommendation with respect to stockholder Proposal 6. The members of the F9 Group intend to vote the Shares beneficially held by them “FOR” the election of each of the F9 Nominees, “FOR” Proposals 3 and 5 and “AGAINST” Proposals 2 and 4 and to abstain from voting with respect to stockholder Proposal 6.

The F9 Group is asking stockholders to “WITHHOLD” on the Company Nominees and the Hammann Nominee because none of Mr. Moore, Mr. Parmer, Ms. Taylor or Mr. Hammann has the same level of relevant experience or qualifications as the F9 Nominees.

The F9 Group will exercise its discretion to cause your proxy to vote for Proposals 3 and 5 and against Proposals 2 and 4 and will abstain from voting on stockholder Proposal 6, in each case to the extent you have not indicated your vote on such Proposals. The F9 Group is not aware of any other matters to be brought before the 2024 Annual Meeting, other than as described herein. Should other matters be brought before the 2024 Annual Meeting, the F9 Group will exercise its discretion to cause your proxy to vote on such matters to the extent authorized by Rule 14a-4(c)(3) under the Exchange Act. Otherwise, the F9 Group will vote in accordance with your instructions provided on the GOLD proxy card that is signed and returned.

The F9 Group, the Company and Mr. Hammann will each be using a universal proxy card for voting on the election of directors at the 2024 Annual Meeting, which will include the names of all nominees for election to the Board of Directors of the Company (the “Board”). Stockholders will have the ability to vote for up to three nominees on the F9 Group’s enclosed GOLD proxy card or GOLD voting instruction form. There is no need to use the Company’s white proxy card or voting instruction form or Mr. Hammann’s [color] proxy card or voting instruction form, regardless of how you wish to vote.

Stockholders are permitted to vote for any combination (up to three) of the F9 Nominees (Thomas D. Sullivan, John Jason Delves and Jill Witter), the Company Nominees and the Hammann Nominee on the GOLD proxy card or the GOLD voting instruction form. However, we do not recommend that stockholders choose to vote for any of the Company’s Nominees or the Hammann Nominee, as we do not believe that any of them is sufficiently qualified to serve as a director or to help achieve a Board composition that we believe is in the best interest of all stockholders. We believe the best opportunity for all of the F9 Nominees to be elected is by voting on the GOLD proxy card or the GOLD voting instruction form. WE THEREFORE URGE STOCKHOLDERS, USING OUR GOLD PROXY CARD OR GOLD PROXY INSTRUCTION FORM, TO VOTE “FOR” ALL THREE OF THE F9 NOMINEES AND NOT TO VOTE USING THE COMPANY’S WHITE PROXY CARED OR VOTING INSTRUCTIONS OR MR. HAMMANN’S [COLOR] PROXY CARD OR VOTING INSTRUCTION FORM REGARDLESS OF HOW YOU WISH

TO VOTE. IMPORTANTLY, IF YOU MARK MORE THAN THREE “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID.

IF THE GOLD PROXY CARD IS SIGNED AND RETURNED, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AND AS DETAILED BELOW AS APPLICABLE. PLEASE SIGN, DATE AND RETURN THE GOLD PROXY CARD.

1.

IF YOU DO NOT MARK A VOTE WITH RESPECT TO ANY NOMINEE ON PROPOSAL 1 ON THE GOLD PROXY CARD, THE NAMED PROXIES LISTED ON THE GOLD PROXY CARD WILL EXERCISE THEIR DISCRETION TO CAUSE YOUR PROXY TO BE VOTED “FOR” THE F9 NOMINEES AND TO “WITHHOLD” ON THE COMPANY NOMINEES AND THE HAMMANN NOMINEE. IF YOU DO NOT MARK A VOTE ON ANY OF PROPOSAL 2, 3 4 OR 5 OR STOCKHOLDER PROPOSAL 6 ON THE GOLD PROXY CARD, THE NAMED PROXIES WILL EXERCISE THEIR DISCRETION TO CAUSE YOUR PROXY TO VOTE “FOR” PROPOSALS 3 AND 5 AND TO VOTE “AGAINST” PROPOSALS 2 AND 4 AND WILL ABSTAIN FROM VOTING WITH RESPECT TO STOCKHOLDER PROPOSAL 6 (IN EACH CASE TO THE EXTENT YOU HAVE NOT MARKED A VOTE ON SUCH PROPOSAL). THE NAMED PROXIES WILL ALSO EXERCISE THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE 2024 ANNUAL MEETING, SUBJECT TO APPLICABLE LAW.

IF YOU SIGN, DO NOT MARK AND RETURN A GOLD VOTING INSTRUCTION FORM TO BROADRIDGE, BROADRIDGE WILL CAUSE YOUR SHARES TO BE VOTED IN ACCORDANCE WITH THE FOREGOING INSTRUCTIONS APPLICABLE TO A SIGNED AND UNMARKED GOLD PROXY CARD.

2.	YOU MAY VOTE “FOR” UP TO THREE NOMINEES IN TOTAL.

IF YOU VOTE ON AT LEAST ONE NOMINEE BUT FEWER THAN THREE NOMINEES IN PROPOSAL 1 ON EITHER THE GOLD PROXY CARD OR A GOLD VOTING INSTRUCTION FORM, YOUR SHARES WILL ONLY BE VOTED “FOR” THOSE NOMINEES YOU HAVE SO MARKED.

IF YOU VOTE “FOR” MORE THAN THREE NOMINEES IN PROPOSAL 1 ON EITHER THE GOLD PROXY CARD OR A GOLD VOTING INSTRUCTION FORM, YOUR VOTES ON PROPOSAL 1 WILL BECOME INVALID AND NOT BE COUNTED.

Mr. Sullivan reserved the right in his notice of his intent to nominate the F9 Nominees for election to the Board at the 2024 Annual Meeting (the “2024 Nomination Notice”) to, among other things, depending on certain factors, including the total number of directors up for election at the Annual Meeting and the Company’s financial and operational performance, withdraw any or all of the F9 Nominees and to nominate additional nominees for election to the Board at the Annual Meeting, without prejudice to the position of Mr. Sullivan that any attempt to increase the size of the current Board, or to alter the current classification of the Board such that the terms of fewer than three directors expire at the Annual Meeting, constitutes an unlawful manipulation of the Company’s corporate governance processes and procedures. In the case of any of the foregoing, Mr. Sullivan will give prompt written notice to the Company if he chooses to nominate any such additional or substitute nominees and the F9 Group will disclose to stockholders the relevant information (including the identity of any such person, whether they have consented to being named in any proxy statement for the 2024 Annual Meeting and the information required by Items 5(b) and 7 of Schedule 14A with respect to such person). There can be no assurance that the Company will not assert that any additional or substitute nominations made pursuant to such reservation must separately comply with any advance notification requirements provided in the Bylaws. Notwithstanding the foregoing, Mr. Sullivan reserves the right to withdraw the nomination of any of the F9 Nominees or any additional or substitute nominee at any time, if applicable. In any such case, Mr. Sullivan will give prompt notice to the Company of any such withdrawal and the F9 Group will disclose to stockholders the relevant information. The F9 Group has no reason to believe that any of the F9 Nominees will be unable to serve or for good cause will not serve as director. In the event that any F9 Nominee (or a substitute therefor) is unable to serve or for good cause will not serve as a director of the Company, the named proxies listed on the GOLD proxy card will exercise their discretion to cause your proxy to be voted “FOR” a person substituted therefor.

WE BELIEVE THE F9 NOMINEES ARE DEDICATED, EXPERIENCED AND POSITIONED TO HELP ADDRESS THE COMPANY’S CONSIDERABLE STRATEGIC, FINANCIAL, OPERATIONAL AND GOVERNANCE CHALLENGES. ACCORDINGLY, THE F9 GROUP URGES YOU TO VOTE YOUR GOLD PROXY CARD “FOR” THE F9 NOMINEES AND TO “WITHHOLD” ON THE COMPANY NOMINEES AND THE HAMMANN NOMINEE.

Other Disclosures and Voting Information

The Participants represent that (i) they intend to, or are part of a group which intends to, deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the F9 Nominees at the 2024 Annual Meeting, and (ii) they intend to, or are part of a group which intends to, solicit the holders of shares representing at least 67% of the voting power of shares of capital stock entitled to vote on the election of directors in support of the F9 Nominees.

As explained in the detailed instructions on your GOLD proxy card, you may vote by signing, dating and returning the enclosed GOLD proxy card or GOLD voting instruction form in the enclosed postage-paid envelope. We recommend that you vote on the GOLD proxy card or GOLD voting instruction form even if you plan to attend the 2024 Annual Meeting.

IF YOU HAVE ALREADY VOTED USING THE COMPANY’S WHITE PROXY CARD OR MR. HAMMANN’S [COLOR] PROXY CARD, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED WHITE OR [COLOR] PROXY BY SIGNING AND RETURNING A LATER-DATED GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE F9 GROUP, MR. HAMMANN OR TO THE SECRETARY OF THE COMPANY. ONLY THE LATEST VALIDLY EXECUTED PROXY THAT YOU SUBMIT WILL BE COUNTED.

HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A GOLD PROXY CARD EVEN IF YOUR SHARES WERE SOLD AFTER THE RECORD DATE.

IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK OR OTHER INSTITUTION ON THE RECORD DATE, ONLY THAT INSTITUTION CAN VOTE THOSE SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO SIGN AND RETURN ON YOUR BEHALF THE GOLD PROXY CARD AS SOON AS POSSIBLE.

We have retained Campaign Management to assist us communicating with stockholders in connection with the F9 Group’s proxy solicitation and to assist in efforts to obtain proxies. If you have any questions concerning this Proxy Statement, would like to request additional copies of this Proxy Statement or need help voting your Shares, please contact:

If you have any questions, require assistance in voting your GOLD proxy card,

or need additional copies of our proxy materials,

please contact Campaign Management at the phone numbers listed below.

15 West 38th Street, Suite #747

New York, NY 10018

Stockholders Call Toll-Free: (855) 264-1527

Banks and Brokerage Firms Call: (212) 632-8422

Email: info@campaign-mgmt.com

REASONS TO VOTE FOR THE F9 GROUP’S NOMINEES

(Thomas D. Sullivan, John Jason Delves and Jill Witter)

As of the date of this Proxy Statement, the F9 Group beneficially owns approximately 8.85% of the outstanding Shares, making us the Company’s largest stockholder.

The F9 Nominees have long-standing familiarity and relationships with the Company. Mr. Sullivan founded the Company (then known as Lumber Liquidators, Inc.) in 1994 and served as the chairman of the Company’s Board from that time until 2016 and in various other executive positions from time to time during this period. Ms. Witter was an officer of the Company from 2015 to 2017. Mr. Delves previously served as president of a company which has been a supplier to the Company.

The F9 Nominees also have extensive experience in the home improvement and décor industry and deep understanding of strategic and tactical business issues facing this industry, which include store operations. We have utilized this unique perspective to carefully analyze the Company’s operating and financial performance as well as the competitive landscape in this industry, and have significant concerns as to whether the Company has appropriately taken steps to address the level of change that we believe is required to put the Company on a better path forward to maximize value for all stockholders.

We are therefore soliciting your support to elect the F9 Nominees, Thomas D. Sullivan, John Jason Delves, and Jill Witter, at the Annual Meeting, who we believe will collectively bring relevant industry, leadership, financial, and corporate governance experience and expertise into the boardroom to help instill accountability and drive improved performance and governance.

We Believe LL Has a Troubling History of Underperformance and Poor Corporate Governance

We were dismayed to see 2023 full year and first quarter 2024 results continue the pattern of declining sales, transaction volume and earnings, concurrent with significant negative free cash flow and a nearly 100% increase in leverage.

We made a proposal on May 26, 2023, to acquire the Common Stock for $5.76 per share, which at that time represented a premium of over 100% of the stock’s 52-week low of $2.75. This proposal was summarily rejected by the Board. We withdrew this offer following the Company’s continued underperformance in the second quarter.

Since the time we withdrew our initial offer, the Company continued its long track record of declining sales and earnings and disappointing stockholder returns. In our view, this historical underperformance resulted from years of lack of strategic vision and inferior corporate governance. Our views have only been magnified by the 2023 full year and 2024 first quarter financial results, which showed the continued decline in sales and earnings:2

•	$3.59 net loss per diluted share of Common Stock for 2023

•	$1.00 net loss per diluted share and operating margin loss of 14.5% in the first quarter of 2024

•	740 basis point increase in selling, general and administrative (SG&A) expenses in 2023 as a percentage of net sales over 2022 with SG&A expense in the first quarter of 2024 of 52.3% of net sales

•	For 2023, negative 18.5% year-over-year net sales growth

Against this backdrop, the Company’s announcement on August 14, 2023 to initiate an exploration of strategic alternatives looks, in our view, more like a thinly veiled attempt by management and the Board to brush

[2]

See the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 10-K”) and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (the “First Quarter 2024 10-Q”).

this long track record of failure under the rug, rather than a move taken to address the fundamental issues challenging the Company, and a seeming attempt to entrench themselves, as evidenced by a number of factors.

•	There is no earnings guidance.

•	The independent members of the Board have an average tenure of over eight years.[3]

•

The actions of the Board seem to us to be motivated as efforts to preserve much of the status quo rather than implementing changes to the Company’s troubling corporate governance, such as removing the availability of “blank check” preferred stock, permitting stockholders to call a special meeting of stockholders, permitting stockholders to take act by majority written consent, permitting stockholders to amend the Company’s Bylaws and “opting out” of the provisions of Section 203 of the Delaware General Corporation Law, which relates to business combinations with interested stockholders.

•

The Board continued to reward itself with compensation, with the cash retainer increased in 2022, and remaining unchanged as the Company’s performance deteriorated. In 2023, while the Company suffered a net loss of $3.59 per diluted share and saw the stock price dramatically decrease, LL paid their directors a total of over $1.6 million, including $287,500 to the independent Board chair. The payments were made about half in cash, so not tied to performance or aligned with the long-term interests of stockholders. On May 20, 2024, LL announced that the Board would forgo the equity retainer of their annual Board compensation, but would continue to receive their cash retainers, which is the portion of the Board compensation not aligned with Company performance.[4]

•

The Company rejected or was unable to execute on a series of acquisition offers received in 2023 and 2024, starting with an offer received in January 2023 for $8.00 per share, only to see the stock price decrease to $1.59 per share on May 17, 2024.

We Believe Time is of the Essence– LL Has Disclosed Substantial Doubt Regarding its Ability

to Continue as a Going Concern

LL disclosed in the First Quarter 2024 10-Q what we have suspected for some time, which is that there is substantial doubt regarding its ability to continue as a going concern or to make enough money to simply stay afloat. We reject LL’s solution to sell a distribution center and potentially other long-term assets and seek additional financing to meet its obligations as a mere band-aid, and with no recognition of the inevitable resulting significant expense increases. There is a palpable sense of uncertainty regarding LL, and we question whether the Board and management appreciates its current position or understands that in this climate of uncertainty, adaptability and strategic planning are paramount but instead we see management’s stubborn focus on its failed long-term strategic plan.

The Status Quo Will Not Suffice – We Believe Change is Clearly and Urgently Required

We believe change is clearly and urgently required at the Company, which is why we have nominated three highly qualified candidates for election to the Board at the Annual Meeting.

In addition to reconstituting the Board, it appears to us that in order to overcome the aforementioned obstacles and put the Company on a better path forward, a herculean effort is necessary in order to realign the Company’s strategic plan to the realities of its results to date and execute on a viable business plan designed to reverse the significant losses and distressed valuation that the Company has suffered for the better part of two years.

[3]	See the Company’s Proxy Statement.
[4]	See the 2023 10-K and the Company’s Proxy Statement and the Current Report on Form 8-K filed on May 20, 2024.

We believe and recommended to the Board that the Company immediately refresh the Board with independent, stockholder-minded directors who have real credibility with the investment community to begin earning the trust of stockholders and enhance accountability.

We Believe Our Exceptionally-Qualified Nominees Are The Right Individuals to Help Maximize Stockholder Value and Realize LL’s True Potential

Tom Sullivan has extensive experience in the home décor industry as the founder and/or owner of various specialty retailers, including the Company and other multiple-channel retailers, and significant financial expertise. Specifically, through his more than 48 years of retail and related experience in the home building and remodeling industry, Mr. Sullivan has developed an understanding of strategic and tactical business issues that include store operations, merchandising, supply chain, sourcing, and human resource planning. Also, through his prior service on the Company’s Board, Mr. Sullivan has insight, perspective and knowledge regarding the Company’s business and prospects, operations and strategy. If elected, we believe Mr. Sullivan would be ideally positioned to help the Company address its deteriorating performance.

Jason Delves has significant experience in the flooring business. Through his experience, he has gained and developed extensive business and leadership skills, including operational and leadership aptitude in addition to his significant capability in the areas of strategic business planning, risk assessment and store operations. If elected, we believe Mr. Delves would be able to immediately help improve the Company’s store operations and sales strategies.

Jill Witter has extensive experience providing general counsel and other services to the Company and other public and private companies, including those in the wood product and retail industries. She possesses senior management, risk assessment, legal compliance, corporate governance, human resources, and retail knowledge, and has insight, perspective and knowledge regarding the Company’s business and operations. If elected, we believe that Ms. Witter would provide corporate governance oversight to instill accountability and gain credibility with investors.

Most importantly, as independent directors chosen by stockholders who have an “ownership mentality,” they would bring greater focus, alignment, and accountability to the boardroom.

BACKGROUND TO THE SOLICITATION

The following is a chronology of events leading up to this proxy solicitation.

The F9 Nominees have long-standing familiarity and relationships with the Company. Mr. Sullivan founded the Company (then known as Lumber Liquidators, Inc.) in 1994 and served as the chairman of the Company’s Board from that time until 2016 and in various other executive positions from time to time during this period. Ms. Witter was an officer of the Company from 2015 to 2017. Mr. Delves previously served as president of a company which has been a supplier to the Company. The Company currently leases 30 locations from entities controlled by Mr. Sullivan. Mr. Sullivan and various other officers and representatives of F9 Investments and its affiliates, on one hand, and officers and representatives of the Company, on the other hand, have regular discussions regarding these leases and related matters in the ordinary course of their respective businesses.

In September 2019, Mr. Sullivan and F9 Investments acquired an aggregate of approximately 6% of the then outstanding shares of Common Stock and proposed negotiations for a possible business combination between the Company and Cabinets To Go. The Company declined to meaningfully engage with Mr. Sullivan regarding a business combination and Mr. Sullivan elected to not move forward with his proposal and liquidated his shares.

Also in 2019, F9 Properties, LLC, a subsidiary of F9 Investments (“F9 Properties”), filed a lawsuit against the Company regarding the removal by the Company of two finishing lines from property owned by F9 Properties and leased by the Company. Shortly thereafter, the Company filed two companion lawsuits against Cabinets To Go, F9 Properties and Wood on Wood (a subsidiary of F9 Properties) alleging Cabinets To Go had breached certain leases and violated an agreement to not directly compete with the Company by selling hardwood flooring. Pursuant to a settlement in 2019, the Company paid Cabinets To Go $300,000, all three lawsuits were dismissed, and Cabinets To Go continued to sell hardwood flooring.

Mr. Sullivan continued to evaluate a range of strategic opportunities and prospects for acquisitions across the home improvement industry. In the course of this ongoing evaluation, from November 2022 through May 2023, Mr. Sullivan (directly or indirectly through F9 Investments) and Mr. Delves acquired approximately 8.9% of the outstanding shares of Common Stock in contemplation of a possible business combination with LL Flooring.

On May 24, 2023, Mr. Delves telephoned Charles E. Tyson, the president and chief executive officer of the Company, and advised Mr. Tyson that we would shortly be filing a Schedule 13D disclosing recent acquisitions of Common Stock and an intent to make an offer to purchase all of the outstanding Shares. On May 26, 2023, we sent a letter to Mr. Tyson and Nancy M. Taylor, the chairperson of the Board, stating that we were prepared to consider a non-binding offer of $5.76 per share of Common Stock, subject to due diligence, and we were prepared to move quickly towards a transaction. The closing sale price of the Common Stock on May 26, 2023 was $4.46 per share

On May 31, 2023, Mr. Tyson and Alice G. Givens, the senior vice president, chief legal, ethics and compliance officer and corporate secretary of the Company, and Mr. Delves and Ms. Witter engaged in a phone conversation during which the representatives of LL Flooring acknowledged receiving the May 26 proposal and informed the representatives of F9 Investments that this proposal was under review by the Company’s Board. Later that day, the Company sent us a letter stating that our proposal was shared with the Board, and the Board “will discuss it at a meeting to be held in due course.”

On June 8, 2023, Mr. Delves called Mr. Tyson and advised Mr. Tyson that we would be sending a follow-up letter to the Company to reconfirm our interest in a business combination with Company, and that we had engaged legal and financial advisors. On June 9, 2023, Mr. Delves sent Ms. Taylor and Mr. Tyson a letter addressing this reconfirmation and offering to meet in person at the Company’s office with appropriate members of the Board and management during the week of June 19, 2023.

During the week of June 12, 2023, the Company’s legal and financial advisors advised our advisors that the Board would work with its financial and legal advisors to evaluate the proposal set forth in the May 26 letter.

On June 26, 2023, the Company issued a press release announcing that its Board had unanimously rejected the offer set forth in the May 26 letter and also sent a letter to us stating that following “our comprehensive review process, the Board is unanimous in its belief that the price of $5.76 per share in cash proposed in your letter significantly undervalues LL Flooring, its business and prospects” and urging us to “significantly increase” our offer. The closing sale price of the Common Stock on June 26, 2023 was $3.83 per share.

On August 9, 2023, the Company reported second quarter financial results, including a decrease in net sales of 20.9% and decrease in gross profit of 20.8% as compared to the second quarter of 2022 and a $1.35 per share net loss for the second quarter.5

On August 14, 2023, the Company issued a press release announcing that its Board had initiated “an exploration of strategic alternatives in response to receipt of multiple inbound expressions of interest regarding a potential transaction with the Company. As part of this process, the Board will consider a wide range of options for the Company including, among other things, a potential sale, merger or other strategic transaction.”

On August 16, 2023, we received a form confidentiality agreement from the Company’s financial advisor, which included a two-year term, no obligation of the Company to provide any information, the right of the Company to unilaterally terminate the agreement at any time, and a standstill provision that would prohibit us from nominating directors to serve on the Board or make an unsolicited offer involving the Company for a period of 18 months.

On August 17, 2023, in light of the Company’s deteriorating financial and operational performance and eroding value, as disclosed in the second quarter 2023 results, we sent a letter to the Company withdrawing our offer set forth in the May 26 letter to acquire the outstanding Common Stock for $5.76 per share.

During the weeks of August 21 and 28, 2023, discussions were held between our and the Company’s financial advisors during which our advisor communicated our general concerns regarding the form of confidentiality agreement, which included our desire to terminate the standstill period prior November 5, 2023, the date on which the window to make nominations to the Board for the 2024 annual stockholder meeting opened under the Company’s Bylaws. Our financial advisor also requested clarity on the process announced on August 14 to ensure there was a level playing field and that we would not be precluded from making nominations to the Board for the 2024 meeting. We also provided a list of requested due diligence items we would like to review.

During the weeks of September 4 and 11, 2023, the financial advisors continued to communicate. On September 7, 2023, the Company’s financial advisor advised our financial adviser that the Company would not engage in discussions with us until we signed a confidentiality agreement that included a standstill period that extended through the nomination period for the 2024 annual stockholder meeting.

On November 8, 2023, the Company reported the continued erosion of its business in its third quarter financial results, including a decrease in net sales of 19.7%, decrease in gross profit of 28.3% as compared to the third quarter of 2022, and a $1.25 loss for the second quarter. This resulted in a $85.5 million net loss (calculated in accordance with GAAP) through the first nine months of 2023, or $2.97 per share.6

On November 14, 2023, we sent a letter to the Company containing a non-binding all-cash offer to acquire all of the Common Stock for $3.00 per share and a separate letter (the “2023 Nomination Notice”) notifying the Company of our intent to nominate three highly-qualified individuals for election at the Annual Meeting. The closing sale price of the Common Stock on November 14, 2023 was $2.97 per share.

[5]	SEC filings.
[6]	SEC filings.

On December 1, 2023, our financial advisor contacted the Company’s financial advisor, who informed us that the Company and the Board do not have an interest in engaging with us without a standstill.

By letter dated December 12, 2023, we informed the Company we assumed that the failure to timely provide the form of questionnaire and form of written representation letter, each of which was requested in the 2023 Nomination Notice, in contravention of the Company’s Bylaws, is a waiver of the related conditions in the Bylaws. We further noted in this letter that the Company had to date failed to respond to our request in the 2023 Nomination Notice to promptly inform us of any contention that the 2023 Nomination Notice was incomplete or deficient, which, as set forth in the 2023 Nomination Notice, we assumed was an agreement that the 2023 Nomination Notice complied in all respects with the requirements of the Bylaws.

On December 13, 2023, the Company provided the form questionnaire and agreement, stating that they were inadvertently not sent, requested the questionnaires and agreements be returned by December 29, 2023, and that the Company was still in the process of reviewing the 2023 Nomination Notice sent four weeks prior to such date.

On December 22, 2023, the questionnaires and agreements were provided to the Company on behalf of each of the F9 Nominees, as a courtesy in light of the Company’s failure to timely provide these documents in contravention of its Bylaws, and without waiver of any rights or remedies. We also informed the Company on this date that as previously communicated on a number of occasions, we remain willing to sign a confidentiality agreement for a potential transaction but not with any provisions that adversely affect our rights with respect to the nominations or any potential transaction with the Company.

During the week of December 18, 2023, there was communication between our advisors and the Company’s advisors regarding the terms of the confidentiality agreement.

On December 26, 2023, our legal counsel, Dentons US LLP (“Dentons”), informed the Company’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that F9 desired to pursue discussions regarding a negotiated transaction and would sign a confidentiality agreement with a standstill expiring no later than February 28, 2024.

On December 27, 2023, the Company’s financial advisor informed our financial advisor that the Company was “well along in its strategic review process” and if we wished to participate in this process, we would be required to provide the Company with an updated proposal that is significantly higher than our last proposal and with a due diligence request list.

By letter dated January 8, 2024 from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company (“Skadden”), to Dentons US LLP, our counsel (“Dentons”), confirming that the Company was in receipt of, and was reviewing, the 2023 Nomination Notice sent approximately seven weeks earlier and requesting additional information regarding the F9 Nominees. Also in this letter, we were informed that upon receipt of the requested information, the Company will determine if the F9 Nominees are eligible under applicable law to serve on the Board. The information request in the January 8 letter was provided to Skadden by Dentons on January10, 2024.

On January 18, 2024, F9 Investments and Cabinets To Go sent a letter to the chief executive officer and chairperson of the Board withdrawing the offer set forth in the letter of November 14, 2023 to acquire all of the outstanding shares of Common Stock for $3.00 per share in light of the Company’s demand that as a prerequisite to engaging with us, we enter into agreements that may hinder our ability to take actions designed to maximize the value of their investment in the Company. The closing sale price of the Common Stock on January 18, 2024 was $3.03 per share.

On March 1, 2023, the Company once again reported the continued erosion of its business in its fourth quarter and year-end financial results, including a full year decrease in net sales of 18.5% and a $3.59 loss per diluted share for the year.7 The closing sale price of the Common Stock on March 1, 2024 was $2.14 per share.

[7]	SEC filings.

By email sent on March 11, 2024 from Dentons to Skadden, we again noted that the Company had to date failed to respond to our request in the 2023 Nomination Notice to promptly inform us of any contention that the 2023 Nomination Notice was incomplete or deficient, which, as set forth in the 2023 Nomination Notice, we assumed was an agreement that the Nomination Notice complied in all respects with the requirements of the Bylaws. We also inquired as to the whether a record and/or meeting date had been set for the 2024 annual meeting.

By email sent on March 12, 2024, Skadden informed Dentons that it would not comment on our assumption on the compliance of the 2023 Nomination Notice and advised us that the Company had not yet set a meeting or record date for the 2024 annual meeting.

By letter dated April 11, 2024 from Dentons to Skadden, we demanded that the Board set the annual meeting date and record date as it appeared increasingly unlikely that the 2024 annual meeting would be anywhere close to 12 months from the 2023 annual meeting, which took place on May 10, 2023, and advised Skadden that if no date for the 2024 annual meeting had been designated by May 31, 2024, we will seek expedited relief from the Delaware Court of Chancery including, among other things, a summary order compelling an annual meeting.

On April 23, 2024, the Company announced that it currently planned to hold the Annual Meeting on July 10, 2024 and because the scheduled date of the Annual Meeting is more than 30 days after the anniversary of the Company’s 2023 annual meeting, prior disclosed deadlines regarding the submission of stockholder proposals are no longer applicable and if a stockholder wishes to nominate a person for election as a director at the Annual Meeting, such proposal must be delivered prior to the close of business on May 4, 2024.

On May 2, 2024, we sent a letter to the Company notifying the Company of our intent to nominate three highly-qualified individuals for election at the Annual Meeting, which letter was merely a confirmation of our previous nomination submitted on November 14, 2023.

On May 8, 2024, the Company once again reported the continued erosion of its business in its first quarter results, including a 21.7% decrease in net sales as compared to the first quarter of 2023 and a $1.00 first quarter loss per diluted share.8

Also on May 8, 2024, the Company disclosed in its Quarterly Report on Form 10-Q that the Company’s ability to continue as a going concern is dependent on its ability to generate sufficient sales, profitability, and liquidity to meet the Company’s obligations and maintain the minimum borrowing availability to prevent triggering its fixed charge coverage ratio covenant, the Company believes that its projected levels of liquidity will not be sufficient to maintain compliance with this covenant in the fourth quarter of 2024, and these conditions raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of at least one year from the date of issuance of the first quarter unaudited consolidated financial statements. The Company further disclosed an intent to sell and enter into a leaseback transaction for a distribution center and to seek additional sources of financing to alleviate these conditions and execute on a long-term strategy that resulted in the closing sale price of the Common Stock on May 8, 2024 of $1.53 per share.

On May 10, 2024, the Company filed its preliminary proxy statement for the Annual Meeting.

On May 12, 2024, our counsel at Dentons, at the initiation of a representative of Skadden, had a conversation during which the Skadden representative expressed a desire to resolve the proxy contest by execution of a cooperation agreement pursuant to which the Company would nominate Mr. Delves for election to the Board at the Annual Meeting in consideration of the F9 Group entering into a cooperation agreement to include voting and standstill restrictions. On May 14, 2024, our counsel at Dentons communicated to Skadden that the F9 Group would agree to the voting and standstill restrictions if all three of the F9 Nominees were nominated by the Company for election to the Board at the Annual Meeting. On May 16, 2024, the representative

[8]	SEC filings.

of Skadden informed Dentons that the Company did not believe that our May 14 proposal was constructive and the Company would not be making a counteroffer, but was open to further discussion if we decided to modify our May 14 proposal. We informed Skadden later that day that as the Company did not present a counteroffer, we did not intend to modify our May 14 offer.

On May 20, 2024, we filed this preliminary proxy statement for the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Based on the Company’s Proxy Statement, along with other public filings and materials contained on the Company’s website, three directors are to be elected to the Board at the 2024 Annual Meeting. The F9 Group recommends that stockholders elect the F9 Nominees, Thomas D. Sullivan, John Jason Delves, and Jill Witter, as directors of the Company at the 2024 Annual Meeting. We therefore urge stockholders to vote “FOR” the F9 Nominees and to “WITHHOLD” on the Company Nominees and the Hammann Nominee.

Each of the F9 Nominees has consented to being named in any proxy statement relating to the 2024 Annual Meeting as a nominee and to serving as a director of the Company if elected. If elected, the initial term of each of the F9 Nominees will be until the 2027 annual meeting of stockholders and until their successors shall have been duly elected and qualified in accordance with the Bylaws. We have no knowledge of any facts that would prevent a final determination by the Board that each of the F9 Nominees is independent in accordance with the corporate governance standards of the Company, the pertinent listing standards of the New York Stock Exchange (the “NYSE”) and under paragraph (a)(1) of Item 407 of Regulation S-K. Each of the F9 Nominees satisfies all qualifications required by the Delaware General Corporation Law to be a director of the Company.

The F9 Group believes that the F9 Nominees are dedicated, experienced, and positioned to help address the Company’s considerable strategic, financial, operational and governance challenges. They are committed to working with LL’s other directors and its management team to address the Company’s fundamental issues underlying its continued poor performance.

The members of the F9 Group intend to vote all of their Shares “FOR” the F9 Nominees and to “WITHHOLD” on the Company Nominees and the Hammann Nominee. Even if all of the F9 Nominees are elected, because they would only represent a minority of the members of the Board, there can be no assurance that the F9 Nominees can implement the actions that they believe are necessary to enhance stockholder value without the support of the other members of the Board.

Biographical Information

Set forth below is background information related to the F9 Nominees, including each F9 Nominee’s name, age, principal occupation and employment and public company directorships held during the past five years, as well as a description of the qualifications, attributes and skills that especially qualifies the F9 Nominees to serve as directors of the Company. Please see the section of this Proxy Statement titled “Information About the Participants” for additional information about the F9 Nominees.

Thomas D. Sullivan, age 64, is a long-time businessman and entrepreneur and has been the sole owner and founder of F9 Investments since 2008. F9 Investments is a private equity company which owns, directly or indirectly, among other enterprises, F9 Brands, Inc. (“F9 Brands”), Cabinets To Go, LLC (“Cabinets To Go”), Southwind Building Products, LLC (“Southwind”), NEWGH, LLC d/b/a Gracious Home (“Gracious Home”), and MSW Power, Inc. d/b/a Trashology. Mr. Sullivan founded Lumber Liquidators (currently known as LL Flooring Holdings, Inc.) in 1994, and served as its Chief Executive Officer and President from that time until 2006. Mr. Sullivan also served as Chairman of the Board of the Company from 1994 to May 2015. In May 2015, at the request of the Board of the Company, he stepped down as Chairman to temporarily assume the position of interim Chief Executive Officer between May and November 2015. He continued to serve on the Board of the Company through December 2016.

We believe that Mr. Sullivan is well-qualified to serve as a director of the Company given his extensive experience in the home décor industry as the founder and/or owner of various specialty retailers, including the Company and other multiple-channel retailers, together with his financial expertise. Specifically, through his more than 48 years of retail and related experience in the home building and remodeling industry, Mr. Sullivan has developed an understanding of strategic and tactical business issues that include store operations, merchandising, supply chain, sourcing, and human resource planning. Also, through his prior service on the

Company’s Board, Mr. Sullivan has insight, perspective and knowledge regarding the Company’s business and prospects, operations and strategy.

John Jason Delves, age 52, has been the Chief Executive Officer and President of F9 Brands since April 2021. He has also been an executive officer of various subsidiaries of F9 Brands from July 2019, including Cabinets To Go, Southwind and Gracious Homes. Mr. Delves was the President of Beasley Flooring Products, Inc. from 2015 to 2019, a hardwood and engineering flooring products manufacturer and a supplier to the Company during his tenure. From 2002 to 2015, he was President of BLC Hardwood Flooring, LLC, a hardwood flooring products manufacturer and also a supplier to the Company during his tenure.

We believe that Mr. Delves is well-qualified to serve as a director of the Company given his extensive experience in the flooring business. Through his experience, he has gained and developed extensive business and leadership skills, including operational and leadership aptitude in addition to his significant capability in the areas of strategic business planning, risk assessment and store operations.

Jill Witter, age 69, has provided compliance and legal consulting services to F9 Investments and its subsidiaries starting in April 2018. She has been employed by Park Street Management, Inc., a subsidiary of F9 Investments, from April 2019. In such capacity, Ms. Witter has served as Chief Legal Officer and Secretary for F9 Investments-owned entities, including F9 Brands and Cabinets to Go, since 2019. Ms. Witter was the Chief Legal Officer of Lumber Liquidators (currently known as LL Flooring Holdings, Inc.) from July 2015 to August 2017. She is also the principal of J. Witter Consulting, a provider of alternative dispute, legal management and compliance services, and through which she provided services to Cabinets To Go from June 2018 to April 2019.

We believe that Ms. Witter is well-qualified to serve as a director of the Company given her extensive experience providing general counsel and other services to the Company and other public and private companies, including those in the wood product and retail industries. Ms. Witter possesses senior management, risk assessment, legal compliance, corporate governance and retail knowledge, and has insight, perspective and knowledge regarding the Company’s business and operations.

As of the date hereof, Mr. Sullivan directly beneficially owns 1,100 share of Common Stock (all of which were acquired more than two years ago) and may be deemed to indirectly beneficially own 2,698,907 shares of Common Stock directly owned by F9 Investments.

Mr. Sullivan reserved the right in the 2024 Nomination Notice to, among other things, depending on certain factors, including the total number of directors up for election at the Annual Meeting and the Company’s financial and operational performance, withdraw any or all of the F9 Nominees and to nominate additional nominees for election to the Board at the Annual Meeting, without prejudice to the position of Mr. Sullivan that any attempt to increase the size of the current Board, or to alter the current classification of the Board such that the terms of fewer than three directors expire at the Annual Meeting, constitutes an unlawful manipulation of the Company’s corporate governance processes and procedures. In the case of any of the foregoing, Mr. Sullivan will give prompt written notice to the Company if he chooses to nominate any such additional or substitute nominees and the F9 Group will disclose to stockholders the relevant information (including the identity of any such person, whether they have consented to being named in any proxy statement for the 2024 Annual Meeting and the information required by Items 5(b) and 7 of Schedule 14A with respect to such person). There can be no assurance that the Company will not assert that any additional or substitute nominations made pursuant to such reservation must separately comply with any advance notification requirements provided in the Bylaws. Notwithstanding the foregoing, Mr. Sullivan reserves the right to withdraw the nomination of any of the F9 Nominees or any additional or substitute nominee at any time, if applicable. In any such case, Mr. Sullivan will give prompt notice to the Company of any such withdrawal and the F9 Group will disclose to stockholders the relevant information. The F9 Group has no reason to believe that any of the F9 Nominees will be unable to serve or for good cause will not serve as director. In the event that any F9 Nominee (or a substitute therefor) is unable to serve or for good cause will not serve as a director of the Company, the named proxies listed on the GOLD proxy card will exercise their discretion to cause your proxy to be voted “FOR” a person substituted therefor.

If elected, the F9 Nominees would only be three out of nine members of the Board. You should refer to (i) the Company’s Proxy Statement and form of proxy distributed by the Company for the background, qualifications and other information concerning the Company Nominees and (ii) Mr. Hammann’s proxy statement, filed with the Securities and Exchange Commission on [•], 2024 (“Hammann’s Proxy Statement”) and form of proxy distributed by Mr. Hammann for the background, qualification and other information concerning the Hammann Nominee. There is no assurance that any of the Company Nominees or the Hammann Nominee will serve as directors if the F9 Nominees are elected to the Board. In the event that one or more of the F9 Nominees is elected and that one or more of the Company Nominees or the Hammann Nominee declines to serve with one or more of the F9 Nominees, the Company’s Certificate of Incorporation provides that the resulting vacancies may be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Please note that because the F9 Group was not involved in the preparation of the Company’s or Mr. Hammann’s regulatory filings, including it or his proxy statement, the F9 Group cannot reasonably confirm the accuracy or completeness of certain information contained in such filings. The Company’s Proxy Statement and form of proxy and Mr. Hammann’s proxy statement and form of proxy, as well as other important information, will be available on the SEC’s website at https://www.sec.gov.

The F9 Group, the Company and Mr. Hammann will each be using a universal proxy card for voting on the election of directors at the 2024 Annual Meeting, which will include the names of all nominees for election to the Board. Stockholders will have the ability to vote for up to three nominees on the F9 Group’s enclosed GOLD proxy card or GOLD voting instruction form. There is no need to use the Company’s white proxy card or voting instruction form or Mr. Hammann’s [color] proxy card or voting instruction form, regardless of how you wish to vote.

Vote Required

According to the Company’s Proxy Statement, in contested elections such as this one, the affirmative vote of a plurality of the votes cast is required for the election of each director nominee (meaning that the three director nominees who receive the highest number of shares voted “FOR” their election by the stockholders will be elected to the Board). According to the Company’s Proxy Statement, broker non-votes and withheld shares will have no effect on the outcome of the election of directors and brokers may not vote on the election of directors without instructions from the beneficial owners of the Shares.

WE STRONGLY URGE YOU TO VOTE FOR THE ELECTION OF THE F9 NOMINEES AND TO WITHHOLD ON THE COMPANY NOMINEES AND THE HAMMANN’S NOMINEE BY SIGNING, DATING AND RETURNING YOUR GOLD PROXY CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

OTHER MATTERS TO BE CONSIDERED AT THE 2024 ANNUAL MEETING

Proposal 2: Advisory Vote on Executive Compensation

According to the Company’s Proxy Statement, the Board is seeking advisory stockholder approval of the compensation of named executive officers as disclosed in the Company’s Proxy Statement in accordance with Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Further information regarding the Company’s executive compensation can be found in the sections of the Company’s Proxy Statement titled “Proposal 2 – Advisory (Non-Binding) Vote on Named Executive Compensation,” “Executive Officers,” “Executive Compensation,” and “Annual Compensation of Named Executive Officers.”

The Company’s Proxy Statement provides that the vote on Proposal 2 is advisory, which means it is not binding on the Company and will not be construed as overruling a decision by the Compensation Committee, the Board or the Company but to the extent there is any significant vote against the Company’s named executive officer compensation as disclosed in the Company’s Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The F9 Group believes that the Board has failed to align the compensation of LL’s executives with the Company’s financial and operational performance. See “Reasons to Vote for the F9 Group’s Nominees-We believe LL Has a Troubling History of Underperformance and Poor Corporate Governance” for a discussion of the Company’s financial and operating performance. However, each of named executive officer (other than the CEO) were rewarded with increases to base salary in 2023 and all of the named executive officers received bonuses based on achievement of performance goals as well as restricted stock grants of which 50% vests over time and is not related to the Company’s or the executive’s performance.

According to the Company’s Proxy Statement, broker non-votes are not entitled to vote on this Proposal and will not be counted in evaluating the results of the vote.

Based on information contained in the Company’s Proxy Statement, the Board is recommending a vote “FOR” Proposal 2. However, the F9 Group is recommending a vote “AGAINST” Proposal 2 based on the belief of the F9 Group that LL’s compensation program does not align the interests of the Company’s executives with those of its owners-LL stockholders.

Proposal 3: Approval of Amendment to Declassify the Board

According to the Company’s Proxy Statement, the Board is seeking stockholder approval to amend and restate the Company’s certificate of formation to declassify the Board (the “Declassification Amendment”) and if the Declassification Amendment is approved, the declassification of the Board will be phased in so that beginning with the class of directors standing for election at the Company’s 2025 Annual Meeting of Stockholders, directors will be elected for shorter terms until the Board is declassified at the 2027. You should refer to the Company’s Proxy Statement and form of proxy for more information concerning the Declassification Amendment and the proposed amendment and restatement.

Also according to the Company’s Proxy Statement, the Board has reserved the right not to proceed with the Declassification Amendment and to abandon the Declassification Amendment without further action by stockholders at any time before the effectiveness of the filing of the Declassification Amendment with the Secretary of State of the State of Delaware, even if the Declassification Amendment is adopted and approved by the stockholders at the Annual Meeting. If the Board elects to abandon the Declassification Amendment, the declassification of the Board will not be effected and our Board will remain classified.

We believe that a classified board is problematic corporate governance structure as the election of directors is the primary means for stockholders to express their views on each director’s performance, influence corporate governance policies and hold the Board and management accountable for implementing these policies, and for this reason believe the Company should declassify its Board and elect directors annually. We also believe that if the Declassification Amendment is approved by stockholders, the Company should respect the will of its stockholders as expressed at the ballot box.

According to the Company’s Proxy Statement, the Declassification Amendment must be approved by the holders of at least a majority of the Company’s outstanding common stock. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

Based on the information contained in the Company’s Proxy Statement, the Board is recommending a vote “FOR” the Declassification Amendment. The F9 Group recommends a vote “FOR” Proposal 3 and strongly urges the Board to not exercise its right to override the will of its stockholders and implement the Declassification Amendment if approved.

Proposal 4: Approval of Amendment to Increase the Number of Shares Authorized for Issuance

According to the Company’s Proxy Statement, the Board is seeking stockholder approval to amend and restate the Company’s certificate of formation to increase the number of Shares of authorized common stock from 35,000,000 to 60,000,000. You should refer to the Company’s Proxy Statement and form of proxy for more information concerning Proposal 4, including a description of the Shares proposed to be authorized and the Company’s reasons for such proposal.

While we understand there may be a need to issue additional Shares, we believe that an over 70% increase in the authorized capitalization needs to be weighed against the corresponding dilution to stockholders, particularly in light of the Company’s declining performance and stockholder return as described under “Reasons to Vote for the F9 Group’s Nominees-We believe LL Has a Troubling History of Underperformance and Poor Corporate Governance.” We also believe that the Company has failed to change a number of existing problematic governance practices, including the availability of “blank check” preferred stock that can be used for antitakeover and entrenchment purposes, inability of stockholders to call a special meeting of stockholders, inability of stockholders to act by majority written consent, inability of stockholders to amend the Company’s Bylaws and the failure to “opting out” of the provisions of Section 203 of the Delaware General Corporation Law, which relates to business combinations with interested stockholders. And even when proposing a change to declassify the Board, the Board has reserved the right to ignore the will of its stockholders and not implement the Declassification Amendment if approved. We further recognize, as pointed out in the Company’s Proxy Statement, that additional issuances of Shares could have the effect of delaying or preventing a change of control of the Company, make it more difficult to remove incumbent officers and directors from office and may otherwise have an anti-takeover effect and discourage a third party from making a tender offer or acquisition proposal to the Company, which could delay, deter or prevent a change in control, all of which also may delay or prevent stockholders from receiving a premium for their Shares over then-prevailing market prices.

According to the Company’s Proxy Statement, Proposal 4 must be approved by the holders of at least a majority of the Company’s outstanding common stock. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

Based on information contained in the Company’s Proxy Statement, the Board is recommending a vote “FOR” Proposal 4. However, the F9 Group is recommending a vote “AGAINST” Proposal 4 based on the

Company’s troubling history of underperformance and poor corporate governance, as well as the potential for dilution to the current stockholders of the Company and chilling impact on the ability of stockholders to realize a premium in a change of control transaction.

Proposal 5: Ratification of Appointment of Independent Registered Public Accountants

Based on information contained in the Company’s Proxy Statement, the Audit Committee of the Board (the “Audit Committee”) has selected Ernst & Young LLP to serve as its independent registered public accounting form for the year ending December 31, 2024.

According to the Company’s Proxy Statement, under its charter, the Audit Committee is responsible for the appointment, retention, compensation, evaluation, and termination of the Company’s independent registered public accounting firm and, to execute this responsibility, the Audit Committee engages in an annual evaluation of the external auditor’s qualifications, performance, and independence. The Company’s Proxy Statement also states that in accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company, for lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years, and under its charter, the Audit Committee assures the regular rotation of the lead audit partner as required by law.

Also according to the Company’s Proxy Statement, if stockholders fail to ratify the selection of Ernst & Young LLP, the Audit Committee and the Board will consider whether to retain Ernst & Young LLP and may retain that firm or another firm without resubmitting the matter to the Company’s stockholders and even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered accounting firm at any time during the year if it determines that such a change would be in the Company’s and its stockholders’ best interest.

According to the Company’s Proxy Statement, the affirmative vote of the holders of Shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the selection of the independent registered public accounting firm.

The Board is asking stockholders to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants. Based on information contained in the Company’s Proxy Statement, the Board is recommending a vote “FOR” Proposal 5. The F9 Group recommends a vote “FOR” Proposal 5.

Stockholder Proposal 6

Based on information contained in the Company’s Proxy Statement, it is expected that the stockholders at the 2024 Annual Meeting will be asked to vote on stockholder Proposal 6 to amend the Company’s governance documents to permit stockholders holding at least 10% of the outstanding Shares to call a stockholder meeting.

Based on information in the Company’s Proxy Statement, the affirmative vote of the holders of Shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to approve Proposal 6, abstentions will have no effect on the outcome of this proposal, brokers may not vote on the approval of Proposal 6 without instructions from the beneficial owners of the shares, and the vote is advisory and not binding on the Company or the Board.

Based on information contained in the Company’s Proxy Statement, the Board is recommending a vote “AGAINST” stockholder Proposal 6. The F9 Group makes no recommendation on this matter.

INFORMATION ABOUT THE PARTICIPANTS

This proxy solicitation is being conducted by the F9 Group, which is comprised of F9, Mr. Sullivan, Mr. Delves and Ms. Witter. The Participants collectively are the beneficial owners of an aggregate of 2,713,007 Shares, representing approximately 8.85% of the outstanding Shares. Each member of the F9 Group is a participant in this proxy solicitation.

Information about the Participants, including information as to any substantial interest, direct or indirect, by security holdings or otherwise, that they may have with respect to the various proposals to be voted on at the 2024 Annual Meeting is set forth below in this section.

The F9 Group

The principal business address of each Participant is 2350 WO Smith Drive, Lawrenceburg, Tennessee 38464.

F9 Investments is a private equity firm whose principal business is investment in clean energy, direct to consumer retail, and commercial and industrial real estate. F9 Investments owns, directly or indirectly, among other enterprises, F9 Brands, Southwind Building Products, F9 Building Supply, Gracious Home, MSW Power, Inc., F9 Properties and Vignobles Sullivan, LLC. F9 Brands is a wholly-owned subsidiary of F9 Investments. F9 Brands owns and manages a portfolio of companies in the building products, home improvement and luxury home décor industries, including Cabinets To Go, which was founded in 2008 by Mr. Sullivan.

Mr. Sullivan’s present principal occupation or employment is as a private investor as the sole owner of F9. As of the date hereof, Mr. Sullivan directly beneficially owns 1,100 Shares of the Company (all of which were acquired more than two years ago) and may be deemed to indirectly beneficially own 2,698,907 shares of Common Stock directly owned by F9.

Mr. Delves’ principal occupation is as the Chief Executive Officer and President of F9 Brands. As of the date hereof, Mr. Delves directly beneficially owns 13,000 Shares.

Ms. Witter’s principal occupation is as the Chief Legal Officer and Secretary of F9 Investments-owned entities, including F9 Brands and Cabinets to Go. As of the date hereof, Ms. Witter does not directly beneficially own any securities of the Company and has not entered into any transactions in the securities of the Company during the past two years. Ms. Witter is an executive officer of F9 Investments, which directly beneficially owns 2,698,907 Shares, and Ms. Witter disclaims beneficial ownership with respect to such Shares.

For information regarding transactions in securities of the Company during the past two years by F9 Investments and Mr. Delves, please see Schedule I.

Please see “Proposal 1: Election of Directors” for additional information about the F9 Nominees.

Director Nominee Consent, Indemnification Agreement, Nomination Agreement and Confidentiality Agreements

Mr. Sullivan has caused F9 Investments to enter into an indemnification letter agreement with each of the F9 Nominees, pursuant to which it has agreed to indemnify each such F9 Nominee against claims arising from the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting and any related transactions. For the avoidance of doubt, such indemnification does not apply to any claims made against any such F9 Nominee in his or her capacity or service as a director of the Company, if so elected.

The Participants believe that, if elected, the F9 Nominees will be entitled to such compensation from the Company as is consistent with the Company’s practices for the services of non-employee directors. It is also expected that, if elected, the F9 Nominees would be indemnified by the Company for service as a director of the Company to the same extent indemnification arrangements are provided to other non-employee directors of the Company and that the F9 Nominees would be covered by the Company’s director and officer liability insurance to the same extent as other nonemployee directors of the Company.

Each of the F9 Nominees has also executed a written consent to being named in any proxy statement for the 2024 Annual Meeting and to serving as a director of the Company if elected.

Except as set forth in this Proxy Statement, (i) the F9 Nominees will not receive any compensation from any member of the F9 Group to serve as nominees for election or as a director, if elected, of the Company and (ii) there are no arrangements or understandings between the F9 Nominees and any other party pursuant to which either F9 Nominee was or is to be selected as a director or nominee, as applicable.

Other Interests of the Participants

Each of the Participants has an interest in the election of directors at the 2024 Annual Meeting through the ownership of the Shares as described in this Proxy Statement, their positions with F9 and its affiliates or as a F9 Nominee, as applicable.

The F9 Nominees are officers or directors of Cabinets To Go, which sells flooring products that may be competitive with the Company; however, the aggregate amount of revenue from sales of such products has never exceeded 3% of Cabinets To Go’s annual sales in any calendar year and is immaterial to Cabinets To Go business and financial results. As a distributor of flooring products, Southwind does not compete in the retail market with the Company. In addition, the Company purchases products for sale in its retail operations directly from manufacturers, unlike Southwind customers who purchase smaller volumes through distributors.

During each of 2021, 2022 and 2023, Mr. Sullivan, as the sole member of F9, as the sole member of F9 Properties and other wholly-owned subsidiaries of F9, received payments under leases with the Company or its wholly-owned subsidiaries of approximately $2.8 million, which amount is significantly less than 2% of F9’s consolidated gross revenues in any such year. For additional information regarding these leases, please see Background of the Solicitation.”

Other than as stated herein, there are no arrangements or understandings between or among F9 or any of the F9 Nominees or any other person or persons pursuant to which the nomination of the F9 Nominees described herein is to be made, other than the consent by each of the F9 Nominees to be named as a nominee of Mr. Sullivan in any proxy statement relating to the Annual Meeting and serving as a director of the Company if elected as such at the Annual Meeting. Other than as stated herein, none of the F9 Nominees are a party adverse to the Company or any of its subsidiaries nor do the F9 Nominees have a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceeding.

We believe that each F9 Nominee presently is, and if elected as a director of the Company, each of the F9 Nominees would qualify as, an “independent director” within the meaning of (i) applicable NYSE listing standards applicable to board composition, including NYSE Listed Company Manual Section 303.A, and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, we acknowledge that no director of a NYSE listed company qualifies as “independent” under the NYSE listing standards unless the board of directors affirmatively determines that such director is independent under such standards. Accordingly, we acknowledge that if any F9 Nominee is elected, the determination of such F9 Nominee’s independence under the NYSE listing standards ultimately rests with the judgment and discretion of the Board. No F9 Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

Except as set forth in this Proxy Statement, (i) during the past 10 years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this proxy solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements, or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any associate of any Participant was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no person, including any of the Participants, who is a party to an arrangement or understanding pursuant to which the F9 Nominees are proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the 2024 Annual Meeting as set forth in this Proxy Statement; (xii) there are no material proceedings to which any Participant or any associate of any Participant is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries; (xiii) neither of the F9 Nominees nor any of their respective associates have received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company that is required to be disclosed under, or is subject to any arrangement described in, paragraphs (a)-(j) of Item 402 of Regulation S-K; (xiv) there exist no family relationships between either of the F9 Nominees, on the one hand, and any director or executive officer of the Company or, to the knowledge of the F9 Group, any person nominated or chosen by the Company to become a director or executive officer, on the other hand; (xv) within the Company’s last fiscal year, there have not been any interlocking relationships that would have required disclosure had either of the F9 Nominees been directors of the Company who served as members of the Compensation Committee of the Board; (xvi) with respect to the F9 Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past 10 years; and (xvii) neither of the F9 Nominees, and no associate of the F9 Nominees, has served as a director or named executive officer of the Company at any point during the last three fiscal years of the Company.

PROXY INFORMATION

The enclosed GOLD proxy card may be executed only by holders of record of Shares on the Record Date. If you were a stockholder of record on the Record Date, you will retain your voting rights at the 2024 Annual Meeting even if you sell your Shares after the Record Date. Accordingly, it is important that you vote the Shares held by you on the Record Date, or grant a proxy to vote your Shares on the GOLD proxy card, even if you sell your Shares after the Record Date. The Shares represented by each GOLD proxy card that is properly executed and returned to the F9 Group will be voted at the 2024 Annual Meeting in accordance with the instructions marked thereon.

If you have signed and returned the GOLD proxy card and no voting direction is given thereon, you will be deemed to have given a direction with respect to all of the Shares represented by your GOLD proxy card (i) to vote “FOR” the election of the F9 Nominees and to “WITHHOLD” on the Company Nominees and the Hammann Nominee, and (ii) to vote “FOR” Proposals 3 and 5 and “AGAINST” Proposals 2 and 4. The F9 Group makes no recommendation with respect to stockholder Proposal 6.

Except as set forth in this Proxy Statement, the F9 Group is not aware of any matter to be considered at the 2024 Annual Meeting. However, if the F9 Group learns of any other proposals made at a reasonable time before the 2024 Annual Meeting, the F9 Group will either supplement this Proxy Statement and provide stockholders with an opportunity to vote by proxy directly on such matters or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the GOLD proxy card solicited by the F9 Group will vote such proxies in their discretion with respect to such matters, subject to applicable law.

If the GOLD proxy card is signed and returned, it will be voted in accordance with your instructions and as detailed below as applicable. Please sign, date and return the GOLD proxy card.

1.

If you do not mark a vote with respect to any nominee on Proposal 1 on the GOLD proxy card, the named proxies listed on the GOLD proxy card will exercise their discretion to cause your proxy to be voted “FOR” the F9 Nominees and to “WITHHOLD” on the Company Nominees and the Hammann Nominee. If you do not mark a vote on any of Proposals 2 through 5 or stockholder Proposals 6 on the GOLD proxy card, the named proxies will exercise their discretion to cause your proxy to vote “FOR” Proposals 3 and 5, to abstain on stockholder Proposal 6, and to vote “AGAINST” Proposals 2 and 4 (in each case to the extent you have not marked a vote on such proposal). The named proxies will also exercise their discretion on any other matters that may properly come before the 2024 Annual Meeting, subject to applicable law.

If you sign, do not mark and return a GOLD voting instruction form to Broadridge, Broadridge will cause your Shares to be voted in accordance with the foregoing instructions applicable to a signed and unmarked GOLD proxy card.

2.	You may vote “FOR” up to three nominees in total:

If you vote on at least one nominee but fewer than three nominees in Proposal 1 on either the GOLD proxy card or a GOLD voting instruction form, your Shares will only be voted “for” those nominees you have so marked.

If you vote “FOR” more than three nominees in Proposal 1 on either the GOLD proxy card or a GOLD voting instruction form, your votes on Proposal 1 will become invalid and not be counted.

You should refer to (i) the Company’s Proxy Statement and form of proxy for the background, qualifications and other information concerning the Company’s Nominees and (ii) Hammann’s Proxy Statement and form of proxy for the background, qualifications and other information concerning the Hammann Nominee. There is no assurance that any of the Company’s Nominees or the Hammann Nominee will serve as directors if any of the F9 Group’s nominees are elected to the Board. In the event that one or more of the F9 Nominees is elected to serve as a director of the Company and that one or more of the Company’s Nominees or the Hammann Nominee declines to serve with such nominee or nominees, the Company’s Certificate of Incorporation provides that the resulting vacancies may be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. The Company’s Proxy Statement and form of proxy distributed by the Company and Hammann’s Proxy Statement and form of proxy distributed by Mr. Hammann will be available free of charge on the SEC’s website at https://www.sec.gov.

If you hold your Shares in the name of one or more brokerage firms, banks or other institutions, only they can vote your Shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your brokerage firm, bank or other institution to vote in favor of the election of the F9 Nominees. Please follow the instructions to vote provided on the GOLD voting instruction form. If your brokerage firm, bank or other institution provides for voting instructions to be delivered to them by telephone or via the Internet, instructions will be included on the GOLD voting instruction form. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions by e-mailing them to info@campaign-mgmt.com or mailing them to Campaign Management, 15 West 38th Street, Suite #747, New York, NY 10018, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

REVOCATION OF PROXIES

Any stockholder of record may revoke or change his, her or its proxy instructions at any time prior to the vote at the 2024 Annual Meeting by:

•	submitting a properly executed, subsequently dated proxy card that will revoke all prior proxy cards, including any proxy cards which solicit a proxy in favor of all of the incumbent directors;

•	attending the 2024 Annual Meeting and withdrawing his, her or its proxy by voting in person at the Annual Meeting; or

•

delivering written notice of revocation either to Campaign Management by e-mailing them to info@campaign-mgmt.com or mailing them to Campaign Management, 15 West 38th Street, Suite #747, New York, NY 10018, or the Corporate Secretary’s Office, 4901 Bakers Mill Lane, Richmond, VA 23230, or any other address provided by the Company.

Although a revocation is effective if delivered to the Company or Mr. Hammann, the F9 Group requests that either the original or a copy of any revocation be e-mailed them to info@campaign-mgmt.com or mailed to them to Campaign Management, 15 West 38th Street, Suite #747, New York, NY 10018, so that the F9 Group will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the F9 Nominees as a director have been received. The F9 Group may contact stockholders who have revoked their proxies.

IF YOU PREVIOUSLY SIGNED AND RETURNED A WHITE PROXY CARD OR [COLOR] PROXY CARD TO THE COMPANY OR MR. HAMMANN, THE F9 GROUP URGES YOU TO REVOKE IT BY (1) SIGNING, DATING AND RETURNING THE GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, (2) ATTENDING THE 2024 ANNUAL MEETING AND VOTING IN PERSON OR (3) DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE F9 GROUP, TO MR. HAMMANN OR TO THE SECRETARY OF THE COMPANY IN THE MANNER DESCRIBED IN THIS PROXY STATEMENT.

THE F9 GROUP, THE COMPANY AND MR. HAMMANN WILL EACH BE USING A UNIVERSAL PROXY CARD FOR VOTING ON THE ELECTION OF DIRECTORS AT THE 2024 ANNUAL MEETING, WHICH WILL INCLUDE THE NAMES OF ALL NOMINEES FOR ELECTION TO THE BOARD. STOCKHOLDERS WILL HAVE THE ABILITY TO VOTE FOR UP TO THREE NOMINEES ON THE F9 GROUP’S ENCLOSED GOLD PROXY CARD OR GOLD VOTING

INSTRUCTION FORM. THERE IS NO NEED TO USE THE COMPANY’S WHITE PROXY CARD OR VOTING INSTRUCTION FORM OR MR. HAMMANN’S [COLOR] PROXY CARD OR VOTING INSTRUCTION FORM, REGARDLESS OF HOW YOU WISH TO VOTE.

QUORUM AND VOTING

Quorum

According to the Company’s Proxy Statement, a quorum exists when a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is present either in person or represented by proxy at the Annual Meeting.

In contested elections such as this one, the affirmative vote of a plurality of the votes cast at the 2024 Annual Meeting is required for the election of each director nominee (meaning that the three director nominees who receive the highest number of shares voted “FOR” their election by the stockholders will be elected to the Board). “WITHHOLD” votes and any broker non-votes will be counted for purposes of determining if there is a quorum at the 2024 Annual Meeting but will not be counted as votes cast with respect to, and will have no effect on the outcome of, Proposal 1 and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

The affirmative vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote on Proposals 2 through 5 and stockholder Proposal 6 is required for the approval of each such Proposal, as applicable. Abstentions will be counted for purposes of determining if there is a quorum at the 2024 Annual Meeting and will have the effect of a vote “AGAINST” Proposals 2, 3 and 4 and stockholder Proposals 6 and will have no effect on the outcome of Proposal 5.

Broker Non-Votes

A broker non-vote occurs when a broker holding Shares for a beneficial owner has discretionary authority to vote on “routine” matters brought before a stockholder meeting, but the beneficial owner of the Shares fails to provide the broker with specific instructions on how to vote on any “non-routine” matters brought to a vote at the stockholder meeting. Under the rules governing brokers’ discretionary authority, if you receive proxy materials from or on behalf of more than one of the Company, the F9 Group and Mr. Hammann, then brokers holding Shares in your account will not be permitted to exercise discretionary authority regarding any of the proposals to be voted on at the 2024 Annual Meeting, whether “routine” or not. As a result, there would be no broker non-votes by such brokers. In such case, if you do not submit any voting instructions to your broker, then your Shares will not be counted in determining the outcome of any of the proposals at the 2024 Annual Meeting, nor will your Shares be counted for purposes of determining whether a quorum exists. However, if you receive proxy materials only from one of the Company, the F9 Group or Mr. Hammann, then brokers will be entitled to vote your shares on “routine” matters without instructions from you. The only proposal that would be considered “routine” in such event is Proposal 5 (ratification of the Company’s independent auditor for 2024). A broker will not be entitled to vote your Shares on any “non-routine” matters, absent instructions from you. We urge you to instruct your broker about how you wish your Shares to be voted.

Submissions of Proxies

YOUR VOTE IS EXTREMELY IMPORTANT. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY AND TO VOTE “FOR” THE ELECTION OF EACH OF THE F9 NOMINEES AND TO “WITHHOLD” ON EACH OF THE COMPANY NOMINEES AND THE HAMMAN NOMINEE, TO VOTE “FOR” PROPOSALS 3 AND 5 AND TO VOTE “AGAINST” PROPOSALS 2 AND 4. WE MAKE NO VOTING RECOMMENDATIONS ON STOCKHOLDER PROPOSAL 6.

COST AND METHOD OF SOLICITATION

Proxies may be solicited by mail, courier service, facsimile, telephone, television, electronic mail, social media, in person and by advertisements. Solicitations may also be made by the F9 Nominees and certain of the respective officers, partners and employees of F9 and/or its affiliates, none of whom will receive additional compensation for such solicitation.

F9 has engaged Campaign Management in connection with solicitations relating to the 2024 Annual Meeting for a fee not to exceed $40,000 and reimbursement of reasonable out-of-pocket costs and expenses in connection with this proxy solicitation. Approximately 15 people may be employed by Campaign Management to solicit proxies from the Company’s stockholders for the 2024 Annual Meeting. F9 has agreed to indemnify Campaign Management against certain liabilities and expenses in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of all Shares held as of the Record Date. F9 will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

The entire expense of soliciting proxies for the 2024 Annual Meeting by the F9 Group is being borne by members of the F9 Group. Although no precise estimate can be made at this time, F9 currently estimates that the total expenses that the F9 Group will incur in furtherance of, or in connection with, the solicitation of proxies for the 2024 Annual Meeting will be approximately $[•]. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any such solicitation. F9 currently estimates that, as of the date hereof, the F9 Group has incurred approximately $[•] of solicitation expenses. If successful, the F9 Group may seek reimbursement of these costs from the Company. In the event that it decides to seek reimbursement of its expenses, the F9 Group does not intend to submit the matter to a vote of the Company’s stockholders. The Board, which will consist of nine directors, would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its stockholders. Costs related to the solicitation of proxies include expenditures for attorneys, public relations, and other advisors, solicitors, printing, advertising, postage, transportation, litigation and other costs incidental to the solicitation.

OTHER INFORMATION

The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.

Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker and direct your request to the Corporate Secretary’s Office, 4901 Bakers Mill Lane, Richmond, VA 23230. We will promptly deliver a separate copy of the proxy materials upon request.

Because we have initiated a contested proxy solicitation, we understand that banks and brokers with account holders who are stockholders of the Company will not be householding our proxy materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

The full set of the F9 Group’s proxy materials will be made available to stockholders by mail. This Proxy Statement and all other solicitation materials in connection with this proxy solicitation will also be available on the SEC’s website at https://www.sec.gov.

OTHER PROPOSALS

Except for those proposals set forth under “Other Matters To Be Considered At The 2024 Annual Meeting” in this Proxy Statement, we are not aware of any other matters to be considered at the 2024 Annual Meeting. If, however, the F9 Group learns of any other proposals made at a reasonable time before the 2024 Annual Meeting, the F9 Group will either supplement this Proxy Statement and provide stockholders with an opportunity to vote by proxy directly on such matters or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the GOLD proxy card solicited by the F9 Group will vote such proxies, to the extent authorized by Rule 14a-4(c)(3) under the Exchange Act, in their discretion with respect to such matters.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements. All statements contained in this Proxy Statement that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this Proxy Statement that are not historical facts are based on current expectations, speak only as of the date of this Proxy Statement and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the F9 Group. Although the F9 Group believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this Proxy Statement, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this Proxy Statement will prove to be accurate and therefore actual results could differ materially from those set forth in, contemplated by, or underlying those forward-looking statements. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this Proxy Statement, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Except to the extent required by applicable law, the F9 Group will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this Proxy Statement to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

OTHER INFORMATION ABOUT THE COMPANY

Based upon documents publicly filed by the Company, the mailing address of the principal executive offices of the Company is 4901 Bakers Mill Lane, Richmond, VA 23230.

Pursuant to Rule 14a-5(c) promulgated under the Exchange Act, we have omitted from this Proxy Statement certain disclosure required by applicable law to be included in the Company’s Proxy Statement in connection with the Annual Meeting or other regulatory filings made pursuant to the Exchange Act. Such disclosure includes information regarding the compensation of Board and executive officers; certain stockholders’ beneficial ownership of more than 5% of the Company’s voting securities; biographical information of officers and directors; legal proceedings involving officers and directors; the Board’s leadership structure and risk oversight role; the independence of certain directors; identification of significant employees; committees of the Board and other information regarding the Board; certain relationships and related party transactions; the Company’s independent registered public accounting firm; information regarding the 2024 Annual Meeting; procedures and deadlines for submitting proposals for consideration and director nominations at the 2025 annual meeting of stockholders of the Company; and certain other important information. Please refer to the Company’s Proxy Statement or its Annual Report on the Company’s Form 10-K to review certain of the foregoing information, as applicable. Please note that because the F9 Group was not involved in the preparation of the Company’s other regulatory filings, including the Company’s Proxy Statement, the F9 Group cannot reasonably confirm the accuracy or completeness of certain information contained in such filings. [As we intend to distribute our definitive proxy statement before the Company files a definitive proxy statement, we will provide any previously omitted information in a supplement filed as a revised definitive proxy statement, including completing references to the date, time and location of the 2024 Annual Meeting, as well as information relating to the Record Date.] Additional information related to the foregoing information, as well as other important information, will be available in the Company’s Proxy Statement, which will be available free of charge on the SEC’s website at https://www.sec.gov.

The information concerning the Company and the proposals referenced in the Company’s Proxy Statement contained in this Proxy Statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although the F9 Group has no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement that are made in reliance upon publicly available information are inaccurate or incomplete, to date we have not had access to the books and records of the Company related to such information and statements, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements. All information relating to any person other than the Participants is based only on the knowledge of the F9 Group.

Dated: [•], 2024

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY DURING THE PAST TWO YEARS

Purchaser	Shares of Common Stock Purchased	Date of Purchase
F9 Investments, LLC	149,104	5/12/23
F9 Investments, LLC	36,215	5/15/23
F9 Investments, LLC	426,289	5/16/23
F9 Investments, LLC	228,927	5/17/23
F9 Investments, LLC	62,965	5/18/23
F9 Investments, LLC	263,103	5/19/23
F9 Investments, LLC	200,000	5/22/23
F9 Investments, LLC	290,000	5/23/23
John Jason Delves	1,000	12/6/22
John Jason Delves	1,000	12/9/22
John Jason Delves	3,000	5/15/23
John Jason Delves	3,000	5/16/23
John Jason Delves	5,000	5/18/23

*	No Participant has sold any shares of Common Stock during the past two years; however, on August 10, 2023, F9 Investments, LLC transferred 1,000 shares of Common Stock to Mr. Sullivan.

SPECIAL INSTRUCTIONS

Please review this Proxy Statement and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few Shares you own.

1.	If your Shares are registered in your own name, please sign, date and mail the enclosed GOLD proxy card today to the F9 Group, c/o Campaign Management, in the postage-paid envelope provided.

2.

If your Shares are held in the name of a brokerage firm, bank or other institution, only such institution can exercise the right to vote with respect to the Shares that you beneficially own through it and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your brokerage firm, bank or other institution to vote in favor of the election of the F9 Nominees. Please follow the instructions to vote provided on the GOLD voting instruction form. If your brokerage firm, bank or other institution provides for voting instructions to be delivered to them by telephone or via the Internet, instructions will be included on the GOLD voting instruction form. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions by e-mailing them to info@campaign-mgmt.com or mailing them to Campaign Management, 15 West 38th Street, Suite #747, New York, NY 10018, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3.

After signing and returning the enclosed GOLD proxy card or GOLD voting instruction form, we urge you NOT to return the Company’s white proxy card or voting instruction form or Mr. Hammann [color] proxy card or voting instruction form because only your latest dated proxy card or voting instruction form will be counted.

4.

If you have previously signed and returned a white proxy card or [color] proxy card to either the Company or Mr. Hammann, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to the Company or Mr. Hammann by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided. Proxies may also be revoked at any time prior to exercise by: (i) attending the 2024 Annual Meeting and voting in person, or (ii) delivering a written notice of revocation. The written notice of revocation may be delivered to Campaign Management, 15 West 38th Street, Suite #747, New York, NY 10018, [to Mr. Hammann in the manner indicated in Hammann’s Proxy Statement] or to the Corporate Secretary’s Office, 4901 Bakers Mill Lane, Richmond, VA 23230, or any other address provided by the Company.

We encourage all stockholders to vote by signing, dating and returning the enclosed GOLD proxy card from the F9 Group or GOLD voting instruction form in the postage-paid envelope provided. If you have any questions concerning this Proxy Statement, would like to request additional copies of this Proxy Statement or need help voting your Shares, please contact:

15 West 38th Street, Suite #747

New York, NY 10018

Stockholders Call Toll-Free: (855) 264-1527

Banks and Brokerage Firms Call: (212) 632-8422

Email: info@campaign-mgmt.com

PRELIMINARY COPY SUBJECT TO COMPLETION

Dated May 20, 2024

THE F9 GROUP IS SOLICITING FOR THIS GOLD PROXY CARD

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR HOW TO VOTE.

TO VOTE BY MAIL, SIGN, DATE AND RETURN THIS GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED

This Proxy is Solicited on Behalf of the F9 Group

The Board of Directors of LL Flooring Holdings, Inc. and Jerald Hammann Are Not Soliciting For this GOLD Proxy Card

G O L D P R O X Y C A R D

The undersigned hereby appoints each of Thomas D. Sullivan, John Jason Delves, Jill Witter, Michael Fein and Toni Weinstein, and each of them acting individually or in the absence of others, as attorneys, proxies and agents with full power of substitution, to vote all shares of common stock of LL Flooring Holdings, a Delaware corporation (“LL” or the “Company”), that the undersigned would be entitled to vote at the 2024 annual meeting of stockholders of the Company scheduled to be held on July 10, 2024, beginning at 11:00 a.m. Eastern Time, at 4901 Bakers Mill Lane, Richmond, Virginia, including at any adjournments or postponements thereof and any meeting held in lieu thereof (the “2024 Annual Meeting”), with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated herein, and, to the extent authorized by Rule 14a-4(c)(3) under the Securities Exchange Act of 1934, as amended, with discretionary authority as to any and all other matters that may properly come before the meeting or any adjournment, postponement or substitution thereof that are unknown to F9 Investments, LLC (“F9,” together with its affiliates and the other persons participating in this solicitation, the “F9 Group”) a reasonable time before this solicitation. None of the proposals identified on this GOLD proxy card are conditioned on the approval of other matters.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.

IF THIS PROXY CARD IS SIGNED AND RETURNED, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AND AS DETAILED BELOW AS APPLICABLE. PLEASE SIGN, DATE AND RETURN THIS GOLD PROXY CARD.

1.

IF YOU DO NOT MARK A VOTE WITH RESPECT TO ANY NOMINEE ON PROPOSAL 1 ON THE GOLD PROXY CARD, THE NAMED PROXIES (LISTED ABOVE) WILL EXERCISE THEIR DISCRETION TO CAUSE YOUR PROXY TO BE VOTED “FOR” THOMAS D. SULLIVAN, JOHN JASON DELVES AND JILL WITTER (COLLECTIVELY, THE “F9 NOMINEES”) AND TO “WITHHOLD” ON THE COMPANY NOMINEES AND THE HAMMANN NOMINEE. IF YOU DO NOT MARK A VOTE ON ANY OF PROPOSALS 2 THROUGH 5 OR STOCKHOLDER PROPOSAL 6 ON THE GOLD PROXY CARD, THE NAMED PROXIES WILL EXERCISE THEIR DISCRETION TO CAUSE YOUR PROXY TO VOTE “FOR” PROPOSALS 3 AND 5, TO VOTE “AGAINST” PROPOSALS 2 AND 4 AND TO ABSTAIN ON STOCKHOLDER PROPOSAL 6 (IN EACH CASE TO THE EXTENT YOU HAVE NOT MARKED A VOTE ON SUCH PROPOSAL). THE NAMED PROXIES WILL ALSO EXERCISE THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE 2024 ANNUAL MEETING, SUBJECT TO APPLICABLE LAW.

2.	YOU MAY VOTE “FOR” UP TO THREE NOMINEES IN TOTAL:

IF YOU VOTE ON AT LEAST ONE NOMINEE BUT FEWER THAN THREE NOMINEES IN PROPOSAL 1, YOUR SHARES WILL ONLY BE VOTED “FOR” THOSE NOMINEES YOU HAVE SO MARKED.

IF YOU VOTE “FOR” MORE THAN THREE NOMINEES IN PROPOSAL 1, YOUR VOTES ON PROPOSAL 1 WILL BECOME INVALID AND NOT BE COUNTED.

In the event that any F9 Nominee (or a substitute therefor) is unable to serve or for good cause will not serve as a director of the Company, the F9 Group reserves the right to nominate a substitute nominee and this GOLD proxy card will be voted in favor of such substitute nominee. In addition to the foregoing, Mr. Sullivan has reserved the right to further nominate, substitute, or add additional persons in the event that the Company purports to increase the number of directorships prior to the 2024 Annual Meeting. The F9 Group reserves the right to withdraw the nomination of either F9 Nominee or any additional or substitute nominee at any time.

PRELIMINARY COPY SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT

PLEASE FOLD GOLD PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

☒	Please mark your vote with an X as shown in this sample

Proposal 1 – Election of Directors for terms ending in 2027

Vote “FOR” up to three (3) nominees in total. If you vote this GOLD proxy card for less than three (3) nominees, your proxy will only be voted “FOR” those nominees you have marked. If you do not mark a vote for any nominee on this GOLD proxy card, your proxy will be voted “FOR” the F9 Nominees and to “WITHHOLD” on the Company Nominees and the Hammann Nominee. If you vote this GOLD proxy card “FOR” more than three (3) nominees, your votes on Proposal 1 will become invalid and will not be counted.

The F9 Group recommends voting “FOR” the F9 Nominees
F9 Nominees:	FOR	WITHHOLD
Thomas D. Sullivan	☐	☐
John Jason Delves	☐	☐
Jill Witter	☐	☐
The F9 Group recommends to “WITHHOLD” on the Company Nominees
Company Nominees:	FOR	WITHHOLD
Douglas T. Moore	☐	☐
Ashish Parmar	☐	☐
Nancy M. Taylor	☐	☐
The F9 Group makes no recommendation on the Hammann Nominee
Hammann Nominee:	FOR	WITHHOLD
Jerald Hammann	☐	☐
The F9 Group recommends voting “AGAINST” Proposal 2 below
	FOR	AGAINST	ABSTAIN
Proposal 2-To approve a non-binding advisory resolution approving the compensation of our named executive officers	☐	☐	☐
The F9 Group recommends voting “FOR” Proposal 3 below
	FOR	AGAINST	ABSTAIN
Proposal 3-To approve an amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors	☐	☐	☐
The F9 Group recommends voting “AGAINST” Proposal 4 below
	FOR	AGAINST	ABSTAIN
Proposal 4-To approve an amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares authorized for issuance	☐	☐	☐
The F9 Group recommends voting “FOR” Proposal 5 below
	FOR	AGAINST	ABSTAIN
Proposal 5-To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024	☐	☐	☐
The F9 Group makes no recommendation on Proposal 6
	FOR	AGAINST	ABSTAIN
Proposal 6-Stockholder proposal, if properly presented, to enable stockholders to call special meetings of stockholders	☐	☐	☐

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS GOLD PROXY CARD USING THE ENCLOSED ENVELOPE

ONLY VALID IF SIGNED. Please sign EXACTLY as name appears hereon. If more than one owner, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature	Date

Signature (if jointly held) [PLEASE SIGN WITHIN BOX]	Date